Exhibit 99.2
FINANCIAL HIGHLIGHTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	AT OR FOR THE THREE MONTHS
	ENDED MARCH 31
	2010	2009

Assets	$435,622	$422,390
Net loans	$306,543	$316,023
Securities	$73,727	$70,514
Deposits	$326,204	$304,591
Shareholders’ equity	$46,171	$44,392
Net income	$737	$896
Earnings per share	$0.27	$0.33
Book value per outstanding share	$16.88	$16.23
KEY RATIOS

	AT OR FOR THE THREE MONTHS
	ENDED MARCH 31
	2010	2009

Return on average assets	0.67%	0.86%
Return on average equity	6.44%	8.20%
Net interest margin (tax equivalent)	3.78%	3.99%
Net loans to deposits	93.97%	103.75%
Allowance for loan loss to total loans	1.40%	1.07%
Period-end tangible equity to assets	10.15%	10.09%
Efficiency ratio	64.83%	67.37%
DIRECTORS

Robert K. Baker	Jeffery A. Robb, Sr.
Ronald E. Holtman	Eddie L. Steiner
J. Thomas Lang	John R. Waltman
Daniel J. Miller	Chairman
EXECUTIVE OFFICERS
Eddie L. Steiner
President and Chief Executive Officer
Rick L. Ginther
President,
The Commercial & Savings Bank
Paul D. Greig
Chief Operations/Information Officer
Paula J. Meiler
Chief Financial Officer
STOCK PERFORMANCE & DIVIDENDS

				CASH
QUARTER	TRADE PRICE		CLOSING	DIVIDEND
ENDING	HIGH	LOW	PRICE	DECLARED

6/30/08	18.00	15.75	15.75	0.18
9/30/08	16.25	14.40	15.25	0.18
12/31/08	16.00	14.00	15.00	0.18
3/31/09	14.50	12.25	14.00	0.18
6/30/09	17.00	13.26	16.00	0.18
9/30/09	16.00	14.25	15.20	0.18
12/31/09	15.50	14.57	15.25	0.18
3/31/10	15.95	14.05	14.60	0.18
ADDITIONAL STOCK INFORMATION

STOCK LISTING
Common:
Symbol — CSBB.OB
STOCK TRANSFER
Registrar & Transfer Company
Attn: Investor Relations
10 Commerce Drive
Cranford, NJ 07016
(800) 368-5948
Copies of CSB Bancorp, Inc.
S.E.C. Filings may be obtained by writing:
Paula J. Meiler, CFO
CSB Bancorp, Inc.
91 North Clay Street
Millersburg, OH 44654
(330) 674-9015 or
(800) 654-9015
“Remember to call CSB for all your financial needs,
whether to borrow, save or invest.”

DEAR FELLOW SHAREHOLDER
We are pleased to enclose with this letter a first quarter dividend of $0.18 per share. CSB has sustained this dividend level for the past three years, while many banks have reduced or suspended the payment of dividends.
The Company remains profitable, and our capital and liquidity levels are strong. However, revenue generation has been impacted by soft loan demand in our markets, and by the prevailing environment of low interest rates on loans and investment securities. Higher provisions for potential loan losses also curtailed this quarter’s earnings.
Signs of improvement in national economic conditions are becoming apparent. Still, the overall pace of recovery may be frustratingly slow during 2010 because of very high levels of unemployment, mortgage delinquencies and home foreclosures.
The regulatory structure that oversees banking activities is under intense government scrutiny in an effort to preclude any repeat of the recent financial crisis. Additional regulations are a virtual certainty, along with increases in the cost of doing business as a bank.
The good news about this public policy review is there seems to be growing recognition in Congress and the media that community banks did not cause the economic crisis, and further, community banks are vital to keeping local economies viable and growing. We have a deep appreciation for our shareholders and customers, who share this recognition, and who actively support our community banking efforts. We strive to provide high value in return for that support.
Our business model depends to a large extent on sustainable economic activity within the markets we serve. Local economic activity provides our primary source of funding through customer deposits, and is a key determinant of loan demand and credit quality. Many households and businesses in our markets have been adversely impacted by the recession. Loan delinquencies have increased and we are doing what we can to assist struggling borrowers. We expect that it will take some time for loan demand and credit conditions to return to pre-recession levels.
Overall, we are cautiously optimistic that 2010 will transition into better economic conditions. We remain focused on excellence in customer service, safe and sound banking practices, and increasing value for our shareholders. It is through these efforts that we act responsibly as a corporate citizen, doing our part in restoring the American economy and helping to build and maintain strong communities.
On behalf of the Board of Directors,

EDDIE L. STEINER	JOHN R. WALTMAN
President and CEO	Chairman
CSB Bancorp, Inc.	CSB Bancorp, Inc.
CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

	MARCH 31
	2010	2009

ASSETS:
Cash and due from banks	$36,682	$19,551
Securities	73,727	70,514
Loans held for sale	670	0
Net loans	306,543	316,023
Premises & equipment, net	8,224	8,369
Other assets	9,776	7,933

TOTAL ASSETS	$435,622	$422,390

LIABILITIES:
Deposits	$326,204	$304,591
Securities sold under agreements to repurchase	29,621	20,417
Other borrowings	32,210	50,590
Other liabilities	1,416	2,400

TOTAL LIABILITIES	$389,451	$377,998

SHAREHOLDERS’ EQUITY:
Common stock	$18,629	$18,629
Additional paid-in capital	9,994	9,988
Retained earnings	21,391	20,128
Treasury stock	(5,015)	(5,015)
Accumulated other comprehensive income	1,172	662

TOTAL SHAREHOLDERS’ EQUITY	$46,171	$44,392

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$435,622	$422,390

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED) (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
	THREE MONTHS ENDED MARCH 31
	2010	2009

INTEREST INCOME:
Interest and fees on loans	$4,302	$4,621
Interest on securities	835	956
Other interest income	19	3

TOTAL INTEREST INCOME	5,156	5,580

INTEREST EXPENSE:
Interest on deposits	876	1,163
Other interest expense	399	523

TOTAL INTEREST EXPENSE	1,275	1,686

Net interest income	3,881	3,894
Provision for loan losses	519	241

Net interest income after provision for loan losses	3,362	3,653

Noninterest income	731	796
Noninterest expense	3,041	3,129

Net income before federal income taxes	1,052	1,320
Federal income tax provision	315	424

NET INCOME	$737	$896

EARNINGS PER SHARE	$0.27	$0.33